UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 30, 2006
World Air Holdings, Inc.

(Exact name of registrant as specified in its charter)

Georgia	000-26582	20-2121036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

HLH Building, 101 World Drive, Peachtree City, Georgia		30269

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 770-632-8322
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 30, 2006, World Air Holdings, Inc. (the “Registrant”) entered into a new two-year $50 million revolving credit facility (the “New Credit Facility”).
The New Credit Facility is being provided by Wachovia Bank, National Association, pursuant to a Credit Agreement, dated as of March 30, 2006 (the “Credit Agreement”), among the Registrant’s subsidiaries, World Airways, Inc., a Delaware corporation (“World Airways”) and North American Airlines, Inc., a Delaware corporation (“North American”), as borrowers (collectively “Borrowers”), World Airways’ subsidiary World Airways Parts Company, LLC, a Delaware limited liability company (“World Parts”) and the Registrant as guarantors (collectively “Guarantors”), and Wachovia Bank, National Association, as agent and lender. The Registrant and World Parts have guaranteed the obligations of the Borrowers under the Credit Agreement pursuant to a Guaranty, dated as of March 30, 2006 (“Guaranty”), given by the Registrant and World Parts in favor of Wachovia Bank, National Association, as agent and lender. The New Credit Facility has been secured pursuant to a Security Agreement, dated as of March 30, 2006 (the “Security Agreement”), among World Airways, North American, World Parts and the Registrant in favor of Wachovia Bank, National Association, as agent and lender.
Pursuant to the Credit Agreement, the New Credit Facility may be used for general corporate purposes, subject to a margin requirement, as set forth in the Credit Agreement. Up to $10 million of the New Credit Facility may be used to fund permitted acquisitions, as set forth in the Credit Agreement. Up to $15 million may be used to fund permitted letters of credit, as set forth in the Credit Agreement. Availability under the Credit Agreement is based upon a borrowing base consisting of World Airways’ and North American’s eligible accounts and spare parts inventory.
Amounts outstanding under the New Credit Facility generally bear interest at a rate set by lender based upon LIBOR plus a specified margin or the prime or base rate plus a specified margin, depending on the type of borrowing being made. Currently, the Registrant’s LIBOR-based margin is two percent (2%) and its prime rate margin is zero.
The New Credit Facility allows the Registrant to, among other things, make distributions to shareholders, repurchase its stock, or acquire or dispose of assets provided that the Registrant complies with certain terms of the Credit Agreement.
The Registrant’s obligations under the New Credit Facility are secured by a pledge of substantially all of the assets of the Registrant, World Airways, North American and World Parts and a pledge of sixty-five percent (65%) of the stock of World Risk Solutions, Ltd., a wholly owned subsidiary of the Registrant. The Registrant’s rights as a lessee under various aircraft leases and real property leases are not pledged to secure the New Credit Facility.
The Credit Agreement, Guaranty and Security Agreement are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively. The foregoing summary of the New Credit Facility and the Credit Agreement, Guaranty and Security Agreement is qualified in its entirety by reference to such exhibits
Item 1.02. Termination of a Material Definitive Agreement.
The Registrant and Borrowers have prepaid the outstanding balance of the Loan Agreement (the “Prior Loan Agreement”), dated as of December 30, 2003 (and as subsequently amended), by and among World Airways, Inc., as borrower, Govco Incorporated, as primary Tranche A lender, Citibank, N.A., as alternate Tranche A lender, collateral agent and agent, Citicorp North America Inc., as Govco administrative agent, Citicorp USA Inc., as Tranche B lender, Phoenix American Financial Services, Inc., as loan administrator, and the Air Transportation Stabilization Board (the “ATSB”). The prepayment effected a cancellation of the Prior Loan Agreement, together with all related agreements, amendments and joinders to the Prior Loan Agreement. The prepayment was made without financial penalty.
Two warrants to purchase common stock of the Registrant issued to the ATSB in conjunction with the Prior Loan Agreement remain outstanding. These warrants allow the ATSB to purchase 1,269,022 shares of common stock at $0.78 per share and 886,979 shares of common stock at $3.20 per share and expire on December 30, 2008 and December 30, 2009, respectively.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
See Item 1.01 “Entry into a Material Definitive Agreement” above.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Credit Agreement, dated as of March 30, 2006, among World Airways, Inc. and North American Airlines, Inc., as Borrowers, World Air Holdings, Inc. and World Airways Parts Company, LLC as Guarantors, and Wachovia Bank, National Association, as Agent and Lender.

10.2	Guaranty, dated as of March 30, 2006, given by World Air Holdings, Inc. and World Airways Parts Company, LLC as Guarantors in favor of Wachovia Bank, National Association, as Agent and Lender.

10.3	Security Agreement, dated as of March 30, 2006, among World Airways, Inc., North American Airlines, Inc., World Air Holdings, Inc. and World Airways Parts Company, LLC in favor of Wachovia Bank, National Association as Agent and Lender.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD AIR HOLDINGS, INC.
By:	/s/ Mark M. McMillin
Name:	Mark M. McMillin
Title:	General Counsel & Corporate Secretary

Dated: April 4, 2006